EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “AGREEMENT”) is made and entered into as of August 21, 2012 (the “EFFECTIVE DATE”) by and among Victor Technologies Group, Inc., a Delaware corporation (“TECHNOLOGIES”), the subsidiaries of Technologies (together with Technologies, “EMPLOYER”), and Jeff Ertel (“EMPLOYEE”).
RECITALS
A. The parties desire Employee to be employed by Employer in the capacity of Executive Vice President – Human Resources.
B. The parties desire to set forth the terms and conditions of such employment to which each party will be bound.
NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee do hereby covenant and agree as follows:
SECTION 1. BASIC EMPLOYMENT PROVISIONS.

(a)     EMPLOYMENT AND TERM. Employer hereby employs Employee (hereinafter referred to as the “EMPLOYMENT”) as Executive Vice President – Human Resources of Employer and Employee agrees to be employed by Employer in such capacity, all on the terms and conditions set forth herein. The Employment shall be for a period that will (i) commence on the Effective Date and continue for one (1) year thereafter (unless the Employment is earlier terminated as provided herein) (the “INITIAL EMPLOYMENT PERIOD”) and (ii) renew on the first anniversary of the Effective Date and each anniversary thereafter for a one-year period (any such additional period, a “RENEWAL PERIOD”), on the same terms and conditions contained herein (unless earlier terminated as provided herein or either party provides the other party written notice not less than ninety (90) days in advance of the applicable anniversary of the Effective Date in order to avoid renewal of the Employment on such anniversary). The Initial Employment Period and any Renewal Periods, if any, together shall constitute the “EMPLOYMENT PERIOD” for purposes of this Agreement. For the purposes of this Agreement, Technologies’ subsidiaries, as the case may be, shall be the “Employer” only for tax, legal reporting, payroll processing and similar purposes.
(b)     DUTIES. As Executive Vice President – Human Resources, Employee, subject to the control of the Chief Executive Officer (“CEO”), shall perform such duties as are customary for such position and such duties as may be assigned to him by the CEO and his delegates consistent with such position. Employee shall devote all of his full business time and attention to the business and affairs of Employer as is reasonably necessary to discharge his responsibilities hereunder. Employee agrees to perform faithfully the duties assigned to him to the best of his ability and shall comply with the employment policies of Employer. In the performance of his duties hereunder, Employee shall at all times report and be subject to the lawful direction of the CEO and his delegates and perform his duties hereunder subject to and in accordance with the by-laws of Employer and applicable law.

During the Employment Period, Employee shall not become an employee of any person or entity other than Employer. This Section 1(b) shall not be construed to prohibit Employee from serving on the board of directors of one or more other entities (with the prior consent of the CEO).

SECTION 2. COMPENSATION.

(a)     SALARY. Employer shall pay to Employee during the Employment Period a salary as basic compensation for the services to be rendered by Employee hereunder (“BASIC COMPENSATION”). The Basic Compensation shall be $275,000 per annum. Such salary shall accrue and be payable in accordance with Employer’s payroll practices in effect from time to time.

(b)     ANNUAL INCENTIVE COMPENSATION. During the Employment Period, Employee shall be eligible for an annual incentive bonus opportunity at a target of 40% of Employee’s then current Basic Compensation as in effect on January 1 of such year. The maximum bonus opportunity and the actual amount of any such bonus shall be determined in accordance with the terms of Employer’s Annual Incentive Plan as in effect from time to time.

(c)    LONG-TERM INCENTIVE AWARDS. During the Employment Period, Employee shall be entitled to receive long-term incentive awards on terms consistent with Employee’s position and other similarly situated executives of Employer.

(d)     PARTICIPATION IN BENEFIT PLANS. During the Employment Period, Employee shall be entitled to participate in such employee benefit plans, programs and arrangements made generally available to, and on the same terms as, full-time executive employees of Employer, including, without limitation, three (3) weeks paid vacation annually, 401(k) plans, excess savings plans, tax qualified profit sharing plans and any other retirement plans, health, group life (with optional additional coverage), short term disability, long term disability (not to exceed sixty-percent (60%) of Employee’s Basic Compensation otherwise payable to him for the applicable period), hospitalization and such other benefit programs as may be approved from time to time by Employer for its full-time employees. Nothing herein shall affect Employer’s right to amend, modify or terminate any retirement or other benefit plan at any time on a company-wide basis for similarly situated employees.

(e)     ONE-TIME BONUS AWARD. Promptly after the Effective Date and subject to the provisions in this subparagraph (e) and subparagraph (f), Employee shall receive a one-time bonus award of $40,000 (the “Signing Bonus”), which amount shall be paid in a single lump sum as of the first regular payroll date of Employer occurring after the Effective Date. Notwithstanding the foregoing, in the event the Employment Period is terminated voluntarily by Employee for reasons other than those described in Sections 3(a) or 3(d) below within eighteen (18) months of the Effective Date, Employer shall have the right to require Employee to pay to Employer all or any portion of the Signing Bonus within thirty (30) days following written notice by Employer to Employee that it is exercising such right.

(f)     WITHHOLDING TAXES. The compensation and benefits to be provided to Employee pursuant to this Agreement shall all be subject to withholding and deductions for applicable federal, state and local taxes and other items, if any, authorized or required by law to be withheld.

SECTION 3. TERMINATION.

(a)     DEATH OR DISABILITY. Employment of Employee under this Agreement shall terminate automatically upon the death or total disability of Employee. For the purpose of this Agreement, a “TOTAL DISABILITY” shall be deemed to have occurred if Employee shall have been unable to perform the duties of his Employment due to mental or physical incapacity for a period of six (6) consecutive months.

(b)     CAUSE. The CEO may terminate the Employment of Employee under this Agreement for Cause. For purposes of this Agreement, “CAUSE” shall be deemed to be: (i) an act by Employee or with Employee’s willful consent or participation of (A) willful misconduct, (B) fraud, (C) embezzlement, (D) theft or (E) any other act constituting a felony; (ii) a willful and intentional act or failure to act, which is committed by the Employee and which causes or can be expected to imminently cause material injury to Employer that is not cured by Employee within 15 days after written notice from the Board specifying such act or failure to act and requesting a cure; (iii) a willful and material breach by Employee of this Agreement that is not cured by Employee within 15 days after written notice from the Board specifying the breach and requesting a cure; or (iv) habitual abuse of alcohol, narcotics or other controlled substances which materially impairs Employee's ability to perform Employee's duties hereunder that is not cured by Employee within 15 days after written notice from the Board specifying such circumstances and requesting a cure. For purposes of this Agreement, no act, or failure to act, on Employee's part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without a reasonable belief that Employee's act, or failure to act, was in the best interest of Employer.

(c)     WITHOUT CAUSE. Employer may terminate the Employment of Employee under this Agreement without Cause.

(d)     CONSTRUCTIVE TERMINATION. Employee may elect to terminate his Employment under this Agreement upon a Constructive Termination Without Cause (as defined below) by providing Employer written notice within thirty (30) days of Employee becoming aware of such Constructive Termination Without Cause. Failure to provide such notice within thirty (30) days shall constitute a waiver of Employee’s rights under this Section 3(d). Employer shall have thirty (30) days after receipt of such notice to cure any circumstance that would otherwise cause grounds for a Constructive Termination Without Cause. Employee may terminate his Employment under this Agreement due to a Constructive Termination Without Cause if and only if he confirms to Employer in writing his election to do so during the ten (10) days following expiration of the Employer's period to cure without cure being effected. For purposes of this Agreement, “CONSTRUCTIVE TERMINATION WITHOUT CAUSE” shall mean a termination of Employee’s employment at his initiative following the occurrence, without Employee’s prior written consent, of one or more of the following events:

(1) any failure by Employer to comply with any of the material provisions of this Agreement;

(2) without Employee’s consent, any reduction in Basic Compensation, bonus percentage, or material reduction in duties, unless a similar reduction in basic compensation or bonus percentage is made with respect to similarly situated executives of Employer;

(3) any purported termination by Employer of Employee’s employment otherwise than as expressly permitted by Section 3(a) or (b) of this Agreement; or
(4) any failure by Employer to comply with and satisfy the provisions of Section 6 hereof, or failure by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent Employer would be required to perform it if no such succession had taken place; provided that the successor contemplated by Section 6 hereof has received, at least ten (10) days prior to the giving of notice of constructive termination by Employee, written notice from Employer or Employee of the requirements of the provisions of Section 6 or of such failure.

(e)     FAILURE TO MAINTAIN RESIDENCE. Employee shall be required to maintain a personal residence within fifty (50) miles of the location of Employer’s corporate headquarters during the Employment Period. If Employee fails to maintain such required residence, unless the location of his residence is otherwise approved by the CEO, (i) Employee shall be deemed to have voluntarily resigned his Employment, whereupon Employee’s Employment shall automatically terminate and (ii) Employee’s rights to compensation, benefits or other payments following such termination of Employment shall be strictly limited to those provided in Section 4(b) below.

SECTION 4. COMPENSATION FOLLOWING TERMINATION OR EXPIRATION.

(a)     DEATH OR DISABILITY. If the Employment Period is terminated pursuant to Section 3(a) above due to the death or Total Disability of Employee, this Agreement shall terminate, and no further compensation shall be payable to Employee’s estate, heirs or beneficiaries, as applicable, except that Employee or Employee’s estate, heirs or beneficiaries, as applicable, shall be entitled to receive:

(i) Employee’s then current Basic Compensation through the end of the pay period in which Employee’s death or Total Disability occurred;
(ii) a pro rata portion (based on a fraction the numerator of which is the number of days Employee was employed in the year of Employee’s death or Total Disability and the denominator of which is 365) of the full bonus that Employee would have been entitled to receive under Employer’s Annual Incentive Plan in accordance with Section 2(b) for the year in which death or Total Disability occurred had Employee been employed by the Employer through the date on which such bonus is paid in accordance with such Plan and based on the Employer’s and Employee’s actual results and performance objectives established under such Plan, which pro rata bonus shall be paid during the calendar year following the calendar year during which death or Total Disability, as the case may be, occurred; and

(iii) in the event of termination due to Total Disability, during the two (2) year period following such date of termination, medical and dental insurance coverage and benefits to which Employee would otherwise be entitled during the Employment Period pursuant to Section 2(d) above; provided that Employee shall continue to make the same contributions toward such coverage as Employee was making on the date of termination, with such adjustments to such contributions as are made generally for all Employer’s full- time executive employees. Thereafter Employer shall have no further obligations or liabilities hereunder to Employee or Employee’s estate or legal representative or otherwise, as the case may be.

(b)     TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION. If the Employment Period is terminated for Cause or voluntarily by Employee for reasons other than those described in Sections 3(a) or 3(d) above, this Agreement shall terminate and no further compensation or benefits shall be paid to Employee after the date of termination, but Employee shall be entitled to receive his then current Basic Compensation through the date of termination and benefits to which he is or may become entitled pursuant to any benefit plan which by its terms survive termination.
(c)     TERMINATION WITHOUT CAUSE; CONSTRUCTIVE TERMINATION. If the Employment Period is terminated pursuant to Sections 3(c) or 3(d) above, this Agreement shall terminate and Employee shall be entitled:

(i) to continue to receive from Employer his then current Basic Compensation (“Salary Continuation”), such amount to continue to be paid in accordance with Employer’s payroll practices until the first anniversary of the date of termination;

(ii) to receive a pro rata portion (based on a fraction the numerator of which is the number of days Employee was employed in the year of termination and denominator of which is 365) of the full bonus that Employee would have been entitled to receive under Employer’s Annual Incentive Plan in accordance with Section 2(b) for the year in which termination occurred had Employee been employed by the Employer through the date on which such bonus is paid in accordance with such Plan and based on the Employer’s and Employee’s actual results and performance objectives established under such Plan, which pro rata bonus shall be paid during the calendar year following the calendar year during which termination occurred; and

(iii) until the first anniversary of the date of termination, to continue to receive the benefits to which he would otherwise be entitled during the Employment Period pursuant to Section 2(d) above; provided that Employee shall continue to make the same contributions toward such coverage as Employee was making on the date of termination, with such adjustments to contributions as are made generally for all Employer’s full-time executive employees; further provided that in such event Employee shall no longer be entitled to participate in any of Employer’s 401(k) plans, excess savings plans, tax qualified profit sharing plans or any other retirement plans.

In the event of Employee’s death during the period in which he is entitled to the compensation and benefits described in this Section 4(c), such continuation of compensation and benefits shall immediately cease upon Employee’s death. In the event Employee obtains employment elsewhere during the period in which he is entitled to the compensation and benefits described in this Section 4(c), such compensation and benefits shall continue for the period described above notwithstanding such reemployment of Employee; provided, however, that Employer’s obligations for such compensation and benefits shall be reduced by the amount Employee receives from his new employer for compensation and benefits. The sums received by Employee under this Section 4(c) shall be considered liquidated damages in respect of claims based on any provisions of this Agreement or any claims arising out of Employee’s employment with Employer, and notwithstanding anything to the contrary, the payment of the amounts described in Section 4(c)(i), (ii) and (iii) (collectively, the “Severance Payments”) by Employer shall be made or commence, as applicable, within 14 days following the date Employee executes and delivers a general release (the “Release”) of all claims in form and substance satisfactory to Employer, and such Release becomes irrevocable. If Employee fails to execute and deliver the Release at a time so that the Release becomes irrevocable by its terms within sixty (60) days following Separation from Service (as defined in Treasury Regulation Section 1.409A-1(h)), the obligation to pay the Severance Payments shall be null and void, and no payments or benefits shall be paid or provided pursuant to Section 4(c). Notwithstanding the foregoing, if the seventy-fourth day following Separation from Service is in a different calendar year than the date of Separation from Service and Employee executes and delivers the Release so that the Release becomes irrevocable by its terms within sixty (60) days following Separation from Service, then payment of the Severance Payments shall be made or commence, as applicable, on the later of (x) the date otherwise required; or (y) the earlier of the seventy-fourth day after Separation from Service, or January 15.

(d)    NON-RENEWAL OF THE AGREEMENT. If the Employment Period expires as a result of non-renewal pursuant to Section 1(a) above, this Agreement shall terminate and Employee shall be entitled (i) to continue to receive from Employer his then current Basic Compensation, such amount to continue to be paid in accordance with Employer’s payroll practices for a period of nine (9) months following the date of expiration, and (ii) for a period of nine (9) months following the date of expiration, to continue to receive the benefits to which he would otherwise be entitled during the Employment Period pursuant to Section 2(d) above; provided that Employee shall continue to make the same contributions toward such coverage as Employee was making on the date of expiration, with such adjustments to contributions as are made generally for all Employer’s full-time executive employees; further provided that in such event Employee shall no longer be entitled to participate in any of Employer’s 401(k) plans, excess savings plans, tax qualified profit sharing plans or any other retirement plans.
(e)     PAYMENTS. If any payment to Employee under this Agreement that constitutes a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “CODE”), together with any other parachute payment, would exceed 299% of Employee’s “base amount” of compensation, as defined in Section 280G of the Code, then parachute payments due under this Agreement shall be reduced so that the sum of all parachute payments will be 299% of the “base amount” and Employer shall have no further obligation to Employee hereunder. Such reduction shall be accomplished by: first, reducing

Salary Continuation payments in reverse chronological order of payment due date; second, reducing the bonus payment, if any, under Section 4(c)(ii); and third, reducing the benefits under Section 4(c)(iii) in reverse chronological order of payment due date.

(f)     SECTION 409A COMPLIANCE

(1) Notwithstanding any term or condition in this Agreement to the contrary:

If Employee is a “specified employee” (within the meaning of Section 409(a)(2)(B)(i) of the Code at the time of his termination of employment with Employer and is entitled to payments under this Agreement which are on account of “involuntary separation of service” within the meaning of Treasury Regulation Section 1.409A-1(n), amounts payable to Employee, notwithstanding anything in this Agreement to the contrary, during the first six (6) consecutive months immediately following the month in which such termination of employment occurs shall be suspended after the total of such payments equal the lesser of the amount specified under Treasury Regulation 1.409A-1(a)(9)(iii)(A)(l) or (2). If Employee is such a “specified employee” at the time of his termination of employment with Employer and is entitled to payments under this Agreement which are not on account of such “involuntary separation of service”, amounts payable to Employee, notwithstanding anything in this Agreement to the contrary, during the first six (6) consecutive months immediately following the month in which such termination of employment occurs shall be suspended. To the extent such payments payable during such six (6) month period are suspended as provided herein, such amounts shall be paid in a single sum as of the first regular payroll date of the applicable entity of Employer, immediately following the last day of the sixth consecutive month immediately following the month in which such termination of employment occurs, along with interest on such suspended amounts at the rate of twelve percent (12%) per annum from the date such amounts would have otherwise been paid but to the date they are paid. Payments otherwise payable after such six (6) month period shall be made as otherwise provided in this Agreement.

(2) Notwithstanding any inconsistent provision in this Agreement, Employee’s expense account reports must be submitted no later than January 31 immediately following the calendar year in which his termination of employment with Employer occurs and such reimbursements, if payable in accordance with Section 5 below, must be paid no later than March 15 immediately following the calendar year in which such termination of employment occurs.
(3) To the extent that an election is required under Section 409(a) of the Code and applicable regulations to avoid penalties or excise taxes, Employee hereby elects payment in a lump sum, in accordance with the applicable law and/or regulations.

SECTION 5.     EXPENSE REIMBURSEMENT.

Upon the submission of properly documented expense account reports, Employer shall reimburse Employee for all reasonable business-related travel and entertainment expenses incurred by Employee in the course of his Employment with Employer, including the ownership and use of a cellular phone. Unless otherwise expressly provided in this Agreement, Employer’s obligations under this Section 5 shall terminate upon the termination or expiration of the

Employment Period, except for any expenses eligible for reimbursement hereunder that are incurred prior to such termination or expiration, in which case such expenses shall be reimbursed if and as incurred before the termination or expiration date of the Employment Period.

SECTION 6.     ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors, heirs (in the case of Employee) and assigns. No obligations of Employer under this Agreement may be assigned or transferred by Employer except that such obligations shall be assigned or transferred (as described below) pursuant to a merger or consolidation of Employer in which Employer is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Employer, provided that the assignee or transferee is the surviving entity or successor to all or substantially all of the assets of Employer and such assignee or transferee assumes the liabilities, obligations and duties of Employer, as contained in this Agreement, either contractually or as a matter of law. Employer may, without the prior written consent of Employee, assign its rights and obligations under this Agreement, in whole or in part, including, without limitation, the rights and obligations set forth in Section 7 through Section 11, to any one or more of its affiliates or any entity that acquires a substantial part of its assets or a successor by merger, consolidation or other corporate restructuring. As used in this Agreement, “Employer” shall mean Employer as hereinbefore defined, and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

SECTION 7.     CONFIDENTIAL INFORMATION.

(a)     NON-DISCLOSURE. During the Employment Period or at any time thereafter, irrespective of the time, manner or cause of the termination or expiration of this Agreement, Employee will not directly or indirectly reveal, divulge, disclose or communicate to any person or entity, other than authorized officers, directors and employees of Employer, in any manner whatsoever, any Confidential Information (as hereinafter defined) of Employer or any subsidiary of Employer without the prior written consent of the Board.

(b)     DEFINITION. As used herein, “CONFIDENTIAL INFORMATION” means information disclosed to or known by Employee as a direct or indirect consequence of or through Employee’s employment by Employer about Employer or any subsidiary of Employer, or their respective businesses, products and practices which information is not generally known in the business in which Employer or any subsidiary of Employer is or may be engaged. However, Confidential Information shall not include under any circumstances any information with respect to the foregoing matters which is (i) directly available to the public by lawful means from a source other than Employee, (ii) released in writing by Employer to the public or to persons who are not under a similar obligation of confidentiality to Employer and who are not parties to this Agreement, (iii) obtained by Employee from a third party not under a similar obligation of confidentiality to Employer or any of its subsidiaries, (iv) required to be disclosed by any court process or any government or agency or department of any government, or (v) the subject of a written waiver executed by Employer for the benefit of Employee. In the event Employee believes that he is free to disclose or utilize Confidential Information under this Section 7(b) (or information that is otherwise confidential but for the exceptions in clauses (i) through (v) above), he shall give written notice of the same to Employer at least thirty (30) days prior to the release or use of such Confidential Information and shall specify the claimed exemption and the circumstances giving rise thereto.

(c)     RETURN OF PROPERTY. Upon any termination or expiration of the Employment Period or as otherwise requested by the CEO, Employee will surrender to Employer all Confidential Information, including, without limitation, all lists, charts, schedules, reports, financial statements, books and records of Employer or any subsidiary of Employer, and all copies thereof, and all other property belonging to Employer or any subsidiary of Employer, including, without limitation, company credit cards, cell phones, personal data assistants or other electronic devices, provided Employee shall be accorded reasonable access to such Confidential Information subsequent to the Employment Period for any proper purpose as determined in the reasonable judgment of Employer.

SECTION 8.     AGREEMENT NOT TO COMPETE.

In the event that the Employment Period expires or is terminated for Cause or as a result of voluntary termination by Employee (other than a Constructive Termination Without Cause), then Employee hereby agrees that for a period of one (1) year following such expiration or termination, he shall not, directly or indirectly, either in his own behalf or as a partner, officer, director, employee, agent or shareholder (other than as the holder of less than 5% of the outstanding capital stock of any corporation with a class of equity security registered under Section 12(h) or Section 12(g) of the Securities Exchange Act of 1934, as amended), engage in, invest in or render services to any person or entity engaged in the businesses in which Employer or any subsidiary of Employer are then engaged and situated within any country in which employer operates. Nothing contained in this Section 8 shall be construed as restricting Employee’s right to sell or otherwise dispose of any business or investments owned or operated by Employee as of the date hereof.

SECTION 9.     AGREEMENT NOT TO SOLICIT EMPLOYEES OR CUSTOMERS.

Employee agrees that, for a period of two (2) years following the termination or expiration of Employment for any reason whatsoever, neither he nor any affiliate shall, on behalf of any business engaged in a business competitive with Employer or any subsidiary of Employer, solicit or induce, or in any manner attempt to solicit or induce (i) any customer which was a customer of Employer or of any subsidiary of Employer at any time during the course of Employee’s employment by Employer or any subsidiary of Employer or any active prospective customer of Employer or any subsidiary of Employer or cause or attempt to cause such a customer or active potential customer to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with Employer or any subsidiary of Employer or (ii) any person employed by, or any agent of, Employer or any subsidiary of Employer, to terminate his or her employment or agency, as the case may be, with Employer or such subsidiary; provided that such limitation shall not apply if the contact with the employee, agent or consultant is initiated by a third party, not engaged or hired by Employee (or with the prior knowledge of Employee) or any affiliate of Employee, on a “blind basis” such as through a head hunter.

SECTION 10.     INVENTIONS.

Any and all ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like (collectively, “INVENTIONS”), which are developed, conceived, created, discovered, learned, produced and/or otherwise generated by Employee, whether individually or otherwise, during the time that Employee is employed by Employer, whether or not during working hours, that relate to (i) current and anticipated businesses and/or activities of Employer or any subsidiary of Employer, (ii) Employer’s or any of its subsidiaries’ current and anticipated research or development, or (iii) any work performed by Employee for Employer or any subsidiary of Employer, shall be the sole and exclusive property of Employer, and Employer shall own any and all right, title and interest to such Inventions. Employee assigns, and agrees to assign to Employer whenever so requested by Employer, any and all right, title and interest in and to any such Inventions, at Employer’s expense, and Employee agrees to execute any and all applications, assignments or other instruments which Employer deems desirable or necessary to protect such interests.

SECTION 11.     NON-DISPARAGEMENT.

Each party agrees that it will not, at any time, including without limitation after termination or expiration of the Employment Period for any reason whatsoever, in any way disparage the other party (including, with respect to Employer, any subsidiary of Employer or Employers’ or any of its subsidiaries’ past, present and future officers, directors, employees, or agents), or make or solicit any comments, statements, or the like to the media or to the public in general that may be considered to be reasonably derogatory or detrimental to the good name or business reputation of any of such persons. Any such disparagement shall be considered a material breach of this Agreement.

SECTION 12.     INJUNCTIVE RELIEF AND OTHER REMEDIES.

(a)     Employee acknowledges and agrees that the covenants, obligations and agreements of Employee contained in Section 7 through this Section 12 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of such covenants, obligations or agreements.

(b)     In the event of Employee’s violation of any of the provisions of Section 7 through Section 11 after the Employment of Employee is terminated or expires for any reason whatsoever,

the right of Employee (or his heirs and assigns) to receive any further payment pursuant to this Agreement shall immediately terminate and the payments made to Employee subsequent to the termination or expiration of Employee’s Employment pursuant to this Agreement shall be returned to Employer by Employee within thirty (30) days after receipt of written notice from Employer of such violation.

(c) The injunctive remedies and other remedies described in this Section 12 are cumulative and in addition to any other rights and remedies Employer may have.

(d) A prevailing party in any dispute arising out of this Agreement shall be entitled, in addition to any other damages available to it, attorneys’ fees and costs incurred to address any actual or threatened breach of this Agreement.

SECTION 13.     NO VIOLATION.

Employee hereby represents and warrants to Employer that the execution, delivery and performance of this Agreement by Employee does not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under any provision of any agreement or understanding to which the Employee or, to the best knowledge of Employee, any of Employee’s affiliates are a party or by which Employee, or to the best knowledge of Employee, Employee’s affiliates may be bound or affected. Employee acknowledges and warrants that there are no existing agreements, obligations or circumstances that would prohibit or otherwise limit his ability to (i) enter into this Agreement or (ii) fully perform his duties and responsibilities for Employer under this Agreement.

SECTION 14.      CAPTIONS.

The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

SECTION 15.      NOTICES.

All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered, whether or not actually received, two (2) days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom notice is being given at the specified address or at such other address as such party may designate by notice:

Employer:
Victor Technologies Group, Inc.
Attn: Chief Executive Officer
16052 Swingley Ridge Road, Suite 300
St. Louis, MO 63017
Fax: 636-728-3010

and

Victor Technologies Group, Inc.
 Attn: General Counsel
16052 Swingley Ridge Road, Suite 300
St. Louis, MO 63017
Fax: 636-728-3011

Employee:	Mr. Jeff Ertel 15 Quail Ridge Drive Bentleyville, OH 44022 Fax:___________________

SECTION 16.      INVALID PROVISIONS.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

SECTION 17.     AMENDMENTS.

This Agreement may be amended in whole or in part only by an instrument in writing setting forth the particulars of such amendment and duly executed by a duly authorized officer of Employer and by Employee.

SECTION 18.      WAIVER.

Other than as expressly set forth in this Agreement, no delay or omission by any party hereto to exercise any right or power hereunder shall impair such right or power to be construed as a waiver thereof. A waiver by any of the parties hereto of any of the covenants to be performed by the other party or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. Except as otherwise expressly set forth herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any party at law, in equity or otherwise.

SECTION 19.      COUNTERPARTS; REPRODUCTION.

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same Agreement, and any copy, facsimile or other reliable reproduction of this Agreement may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction be a complete reproduction of the entire original writing.

SECTION 20.      GOVERNING LAW.

This Agreement shall be construed and enforced according to the laws of the State of Missouri, without regard for any conflict of law principles.

SECTION 21.      RESOLUTION OF DISPUTES; ARBITRATION.

Any dispute arising out of or relating to this Agreement or Employee’s employment with Employer or the termination or expiration thereof, other than court action contemplated under Section 12, shall be resolved first by negotiation between the parties. If such negotiations leave the matter unresolved after sixty (60) days, then such dispute or claim shall be resolved by binding confidential arbitration, to be held in St. Louis, Missouri, in accordance with the rules of the American Arbitration Association. The arbitrator in any arbitration provided for herein shall be mutually selected by the parties or in the event the parties cannot mutually agree, then appointed by the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties shall be responsible for their own costs and expenses under this Section 21.

SECTION 22.      PAYMENT UPON DEATH OF EMPLOYEE.

In the event of the death of Employee, any unpaid payments due either prior to Employee’s death or after Employee’s death in accordance with the terms of this Agreement shall be payable as designated by Employee prior to his death in writing to Employer. In the event of the death of all such persons so designated by Employee, either prior to the death of the Employee or during any time when payments are due as provided herein, or in the event Employee fails to so designate prior to his death, or withdraws all such designations, said payments thereafter shall be made to Employee’s estate.

SECTION 23.      PRIOR AGREEMENTS.

This Agreement supersedes any and all other employment or similar agreements between Employee and Employer.

SECTION 24.      EMPLOYEE ACKNOWLEDGEMENTS.

Employee acknowledges and agrees that: (a) he has read this Agreement; (b) he is fully competent to execute this Agreement which he understands to be contractual; (c) he executes this Agreement of his own free will, after having a reasonable period of time to review, study, and deliberate regarding its meaning and effect and to consult with counsel regarding same; and (d) executes this Agreement without reliance on any representation of any kind or character not expressly set forth herein.

SECTION 25.      INDEMNIFICATION.

Technologies will indemnify Employee to the fullest extent that would be permitted by law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the charter or by-laws of Technologies as in effect in effect at such time, or by the terms of any indemnification agreement between Technologies and the Employee, whichever affords greatest protection to Employee, and the Employee shall be entitled to the protection of any insurance policies Technologies may elect to maintain generally for the benefit of its officers and/or, during the Employee's service in such capacity (if applicable), directors, (and to the extent Technologies maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Technologies officer or director); against all costs, charges, and expenses whatsoever incurred or sustained by Employee (including but not limited to any judgment entered by a court of law) at the time such costs, charges, and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Employee may be made a party by reason of his being or having been an officer or employee of Technologies, or serving as a director, officer or employee of an affiliate of Technologies, at the request of Technologies, other than any action, suit or proceeding brought against Employee by or on account of his breach of the provisions of an employment agreement with a third party that has not been disclosed by Employee to Technologies. The provisions of this Section 25 shall survive any termination of this Agreement.

THIS AGREEMENT CONTAINS BINDING ARBITRATION PROVISIONS THAT MAY BE ENFORCED BY THE PARTIES

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Executive Employment Agreement as of the date first above written.

EMPLOYEE:

/s/ Jeff Ertel
Jeff Ertel

EMPLOYER:
Victor Technologies Group, Inc.

By: /s/ Martin Quinn
Name: Martin Quinn
Title: Chief Executive Officer